EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contact: Howard Kaminsky, Chief Financial Officer
investorrelations@sportchalet.com
(818) 949-5300 ext. 5728

SPORT CHALET REPORTS FOURTH QUARTER

AND FULL YEAR FISCAL 2013 RESULTS

~ Fiscal 2013 Comparable Store Sales Increase 3.7%; First Annual Increase Since 2007~

Los Angeles, California – (May 23, 2013) – Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB), a premier, full-service specialty sporting goods retailer, today announced its financial results for the fourth quarter and full year ended March 31, 2013.

Fourth Quarter Summary

-	Comparable store sales increased 6.8% for the fourth quarter ended March 31, 2013 compared to the same period of last year;
-	Net loss was $2.3 million compared to a net loss of $3.8 million in the fourth quarter of last year;
-	Team Sales Division sales increased 23.1% from the fourth quarter of last year; and
-	Online sales increased 20.0% from the fourth quarter of last year.

Fiscal 2013 Summary

-	Comparable store sales increased 3.7% in fiscal 2013, representing the first annual increase since 2007;
-	Net loss was $3.3 million compared to a net loss of $5.1 million in fiscal 2012;
-	Team Sales Division sales increased 19.5% from last year; and
-	Online sales increased 21.5% from last year.

CEO Commentary

“We are encouraged that the economy is showing sustained signs of recovery, setting the stage for renewed growth in our business,” said Craig Levra, Chairman and CEO. “Our fiscal 2013 comparable store sales increased by 3.7%, representing the first annual increase in six years, and our net loss narrowed significantly. Both Team Sales Division and online, which are important growth areas for us, continued their momentum with double digit sales increases for the fourth quarter and full fiscal year.”

“We are on track to roll out a number of new strategic initiatives this year, designed to reinforce the Sport Chalet brand as the retailer of choice for premium brands, first-to-market performance, technical and lifestyle merchandise, as well as best-in-class service from our 2,900 Experts. Many of our enhanced customer service programs are already underway, including our Order Today, Deliver Today service which brings Sport Chalet merchandise to our customers’ doors that very same day and our expanded online assortment which offers our customers a much broader selection of bikes, fitness equipment, snow sports apparel and hardgoods shipped directly from our vendors. Finally, plans are on track for the opening of our next generation store format in downtown Los Angeles this summer. Our fiscal 2014 strategic plan includes several key initiatives aimed at generating strong sales growth and returning the company to sustained profitability, and we look forward to providing additional details in the coming months.”

Fourth Quarter Results

Sales increased $5.9 million, or 7.2%, to $87.8 million for the 13 weeks ended March 31, 2013 from $81.9 million for the 13 weeks ended April 1, 2012. The sales increase is primarily due to a comparable store sales increase of 6.8%, while sales for Team Sales Division and online increased 23.1% and 20.0%, respectively. The comparable store sales increase of 6.8%, which is an improvement from the 5.3% decrease in the same period of last year, was primarily due to an incremental improvement in winter weather.

Gross profit increased $4.2 million, or 21.4%, and as a percent of sales increased to 27.0% from 23.9%. The increase in gross profit is primarily the result of the sales increase as well as lower markdowns and increased winter rentals and repairs, which have higher margins.

Selling, general and administrative (“SG&A”) expenses increased $2.4 million, or 11.5%, primarily due to increases of $0.8 million in labor, $0.3 million in advertising and $0.8 million in expenses related to the growth of the Team Sales Division, which include operational issues associated with the new computer systems. As a percent of sales, SG&A increased to 26.5% from 25.5%.

Net loss for the quarter ended March 31, 2013 decreased $1.5 million to $2.3 million, or $0.16 per diluted share, from a net loss of $3.8 million, or $0.27 per diluted share, for the quarter ended April 1, 2012.

Fiscal 2013 Results

Sales increased $10.8 million, or 3.1%, to $360.6 million for fiscal 2013 from $349.9 million for fiscal 2012. The increase in sales is primarily due to a comparable store sales increase of $12.2 million, or 3.7%, while sales for Team Sales Division and online increased 19.5% and 21.5%, respectively, partially offset by one store closure which contributed $3.2 million in sales in the prior fiscal year. The comparable store sales increase of 3.7% is an improvement from the 0.6% decrease in fiscal 2012, which was primarily due to the unseasonably warm and dry winter weather experienced in the second half of fiscal 2012. Comparable store sales increased three out of four quarters in fiscal 2013, increasing 2.9%, 5.5% and 6.8%, in the first, second and fourth quarters of fiscal 2013, respectively (with a slight 0.7% decline in the third quarter).

Gross profit increased $3.9 million, or 4.1%, primarily as a result of the sales increase. As a percent of sales, gross profit improved to 27.5% from 27.3%. The margin pressure experienced during the first three quarters of fiscal 2013 was offset primarily by lower markdowns and increased winter rentals and repairs, which have higher margins, due to an incremental improvement in winter weather in the fourth quarter of fiscal 2013.

SG&A increased $2.8 million, or 3.1%. The increase is primarily due to increases of $1.4 million in advertising and $1.2 million in expenses related to the Team Sales growth. As a percent of sales, SG&A remained unchanged at 25.5%.

Depreciation expense decreased $1.0 million, or 10.5%, as a result of the low level of capital expenditures in recent fiscal years with no new store openings or significant remodels.

Net loss decreased $1.7 million to $3.3 million, or $0.24 per diluted share for fiscal 2013, from a net loss of $5.1 million, or $0.36 per diluted share for fiscal 2012.

Liquidity

On March 31, 2013, the Company’s bank credit facility had a borrowing capacity of $65.0 million, of which the Company utilized $49.9 million (including a letter of credit of $3.6 million) and had $14.4 million in availability compared to $15.6 million in availability for the same period ended last year. The amount of availability fluctuates due to seasonal changes in sales and inventory purchases throughout the year.

New Store Opening

As previously announced, the Company currently plans to open a next generation Sport Chalet this summer in downtown Los Angeles. Designed by Gensler, the world’s leading architect, this store will incorporate a new design template of enhanced displays, fixtures, and graphics to reinforce the Sport Chalet brand and its market positioning as a destination for premium brands, technical merchandise and the highest quality service offerings. Sport Chalet will be an anchor tenant at Brookfield Office Properties’ (BPO: NYSE/TSX) FIGat7th, the destination retail center at the intersection of Figueroa Street and 7th Street that has undergone a $40 million redevelopment. The store will occupy 27,300 square feet of space at the lower courtyard level, and will join City Target as the first new anchors at the redeveloped FIGat7th.

Conference Call Info

The Company will be hosting a conference call and audio webcast, both open to the public, today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to review its financial results for the fourth quarter and full year ended March 31, 2013. Investors will have the opportunity to listen to the earnings conference call over the internet through an audio webcast located at http://www.media-server.com/m/p/52aqqocs. To listen to the live call, please go to the website at least fifteen minutes early to register and download and install any necessary audio software. The conference call may also be accessed by dialing either (877) 299-4454 or (617) 597-5447 and entering passcode 38069206. A dial-in replay of the call will be available approximately two hours after the conference call through Midnight Pacific Time on Thursday, May 30, 2013 by dialing (888) 286-8010 and entering passcode 87579748.

About Sport Chalet, Inc.

Sport Chalet is a premier, full-service specialty sporting goods retailer featuring the industry's top sports brands in apparel, footwear, and sports equipment. Founded in 1959 by Norbert Olberz, the company has 53 stores in Arizona, California, Nevada and Utah; an online store at www.sportchalet.com; a Team Sales Division; and offers more than 50 specialty services for the sports enthusiast, including online same day delivery, climbing, backcountry skiing, ski mountaineering, avalanche education, and mountain trekking instruction, car rack installation, snowboard and ski rental and repair, Scuba training and certification, Scuba boat charters, team sales, gait analysis, baseball/softball glove steaming and lacing, racquet stringing, and bicycle tune-up and repair at its store locations. For more information, visit Sport Chalet at www.sportchalet.com.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward- looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the specific forward looking statements in this release and the risks associated with each, the negative effect of the economic downturn on the Company’s sales, limitations on borrowing under the Company’s bank credit facility, the Company’s ability to control operating expenses and costs, the competitive environment of the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of maintaining its competitive position, the Company’s ability to manage the growth of its Team Sales Division and online business, the Company’s ability to regain or subsequently maintain compliance with the requirements for continued listing of its Class B Common Stock, changes in costs of goods and services, and the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

	Fiscal year
	2013	2012	2011
	(in thousands, except per share amounts)

Net sales	$360,645	$349,883	$362,483
Cost of goods sold, buying and occupancy costs	261,405	254,510	260,131
Gross profit	99,240	95,373	102,352

Selling, general and administrative expenses	91,994	89,203	92,647
Depreciation and amortization	8,455	9,450	10,351
Loss from operations	(1,209)	(3,280)	(646)

Interest expense	2,124	1,790	2,366
Loss before income taxes	(3,333)	(5,070)	(3,012)

Income tax provision	2	2	3
Net loss	$(3,335)	$(5,072)	$(3,015)

Loss per share:
Basic and diluted	$(0.24)	$(0.36)	$(0.21)

Weighted average number of common shares outstanding:
Basic and diluted	14,190	14,190	14,189

	March 31,	April 1,
	2013	2012
	(in thousands, except share amounts)
Assets
Current assets:
Cash and cash equivalents	$3,775	$2,811
Accounts receivable, net	5,169	2,777
Merchandise inventories	104,255	98,181
Prepaid expenses and other current assets	1,830	1,603
Total current assets	115,029	105,372

Fixed assets, net	18,338	22,081
Total assets	$133,367	$127,453

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$33,512	$28,220
Loan payable to bank	46,324	41,255
Salaries and wages payable	3,367	2,980
Other accrued expenses	18,839	17,370
Total current liabilities	102,042	89,825

Deferred rent	16,075	19,340
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value:
Authorized shares – 2,000,000	-	-
Issued and outstanding shares – none
Class A Common Stock, $.01 par value:
Authorized shares – 46,000,000	124	124
Issued and outstanding shares – 12,414,490 at
March 31, 2013 and April 1, 2012
Class B Common Stock, $.01 par value:
Authorized shares – 2,000,000	18	18
Issued and outstanding shares – 1,775,821 at
March 31, 2013 and April 1, 2012
Additional paid-in capital	37,318	37,021
Accumulated deficit	(22,210)	(18,875)
Total stockholders’ equity	15,250	18,288
Total liabilities and stockholders’ equity	$133,367	$127,453

	Fiscal year
	2013	2012	2011
	(in thousands)
Operating activities
Net loss	$(3,335)	$(5,072)	$(3,015)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	8,455	9,450	10,351
(Gain) loss on disposal of property and equipment	(15)	39	4
Share-based compensation	297	914	965
Changes in operating assets and liabilities:
Accounts receivable	(2,392)	(668)	294
Merchandise inventories	(6,074)	(4,592)	3,692
Prepaid expenses and other current assets	(227)	2,939	(3,307)
Income tax receivable	-	-	12
Accounts payable	4,771	5,533	(3,392)
Salaries and wages payable	387	(267)	(725)
Other accrued expenses	883	(295)	(1,104)
Deferred rent	(3,265)	(2,684)	(1,001)
Net cash (used in) provided by operating activities	(515)	5,297	2,774

Investing activities
Purchase of fixed assets	(3,606)	(3,023)	(1,205)
Proceeds from sale of assets	16	85	-
Net cash used in investing activities	(3,590)	(2,938)	(1,205)

Financing activities
Proceeds from bank borrowing	387,749	376,359	384,409
Repayment of bank borrowing	(382,680)	(375,958)	(388,845)
Proceeds from exercise of stock options	-	-	12
Net cash provided by (used in) financing activities	5,069	401	(4,424)

Increase (decrease) in cash and cash equivalents	964	2,760	(2,855)
Cash and cash equivalents at beginning of year	2,811	51	2,906
Cash and cash equivalents at end of year	$3,775	$2,811	$51

Supplemental disclosure of cash flow information
Cash paid during the year for:
Interest	$2,124	$1,762	$2,274
Income tax	$2	$2	$-

Supplemental disclosure of non-cash investing and financing activities
Purchases of fixed assets on credit	$1,602	$1,081	$-
Fixed assets acquired under capital leases	$586	$722	$1,107